SUPPLIER AGREEMENT

This Agreement between W.W. Grainger, Inc., for and on behalf of itself, and its current and future subsidiaries, divisions and affiliates ("Grainger") with general business offices at 100 Grainger Parkway, Lake Forest, IL 60045-5201 and OxySure Systems, Inc. ("Supplier") with general business offices at Corporate Office and with a Grainger supplier number of Supplier Number TBD sets forth the mutual understanding of the terms and conditions governing the parties’ relationship.

1	CONDITIONS OF SALE

All Grainger purchases from Supplier shall be controlled by this Supplier Agreement, the Grainger Supplier Handbook, other requirements found at www.supplierconnect.com, and in Grainger’s Purchase Order Terms, all of which are incorporated by reference, and all of which are referred to hereinafter as this "Agreement". Supplier’s signature signifies its acceptance of the terms and conditions set forth in this Agreement. Grainger and Supplier acknowledge that this Agreement is not a guarantee of any specific volume purchase level.

2	TERM

The Initial Term is One (1) year(s) beginning Start Date and ending End Date for this Agreement. This Agreement’s term will automatically renew for successive One (1) year periods (each a "Renewal Term").

3	PRODUCT COST

a. Products means all items offered for sale by Supplier to Grainger ("Products"). Prices that Supplier charges Grainger are based on Supplier’s quotation of costs for Products ("Product Cost Quotation"), dated Quotation Date which is attached, as Exhibit A and incorporated by reference herein. Grainger’s purchase price for Products, exclusive of shipping, is the product cost set forth in the Product Cost Quotation ("Product Cost"). Grainger will not accept additional charges or fees such as minimum order fees, charges or surcharges and will not be held to minimum order quantities.

The attached Product Cost Quotation shall be binding on Supplier and shall not change through the Product Cost Cycle (as defined below) for which it is submitted, or for another period as mutually agreed upon in writing. "Product Cost Cycle" means any twelve month period beginning on February 1 and ending on January 31. In order for Grainger to consider any proposed changes to a Product Cost Quotation for the next Product Cost Cycle, a written request for such changes must be received by Grainger by July 1 of the current Product Cost Cycle. If Supplier does not request any changes to a Product Cost Quotation by July 1 of any given Product Cost Cycle, the Product Cost Quotation shall be binding on Supplier and shall not increase through the next Product Cost Cycle. In all cases, any changes to a Product Cost Quotation must be approved in writing by Grainger, and such approved changes shall remain in effect for the Product Cost Cycle for which they were approved by Grainger.

b. If Supplier violates paragraph 3a. by raising Product Cost without Grainger approval, Grainger may pay such increased Product Cost in view of its constraints in substituting other Products. If it does so, however, Grainger shall not have waived any rights or remedies it may have against Supplier, and it reserves the right to assess Supplier with charges, debits or setoffs on account of Supplier raising Product Cost without its approval.

c. Product Cost and shipping charges for purchases under this Agreement will not exceed the lowest Product Cost and shipping charges in effect for any of Supplier’s other customers with similar distribution channels and similar purchase volumes for the same or similar Products on or about the date that a purchase order is accepted by Supplier.

4	INVOICING AND PAYMENT TERMS

All invoices will be issued and paid in accordance with the payment terms hereunder ("Payment Terms") after Grainger's final Receipt of Goods Date at a Grainger designated location. Grainger invoice Payment Terms for undisputed invoices are 2% 10 NET 30 and the Product Cost effective date shall be the date on Date on Purchase Order not the date Products are shipped by Supplier.

5	ELECTRONIC SUPPLIER TRADING STRATEGIES

Supplier and Grainger will transmit electronically standard business documents to each other, either directly or through a designated third party system, including advance ship notices (ASN), invoices, purchase orders, and functional acknowledgements.

6	FREIGHT TERMS AND LEAD TIMES

Supplier agrees to ship Products to Grainger branches, customers, distribution centers, and other applicable locations using the applicable freight terms below. Lead time is defined as the time-period, in business days, between when a Supplier receives a Purchase Order from Grainger and the Grainger requested ship date ("Lead Time"). Product Lead Times are assigned or modified during the new item addition process as well as during on-going performance reviews.

6.1	Grainger

Title and Risk of Loss: FOB Destination

Distribution Centers (standard stocking): Freight Collect with a Lead Time of Five Days

Branches (non-standard stocking): Freight Collect with a Lead Time of 24 Hours

Drop ship to Grainger customer: Freight Collect with a Lead Time of 24 Hours

6.2	Grainger Parts

Title and Risk of Loss: FOB Destination

Distribution Centers (standard stocking): Freight Collect with a Lead Time of Five Days

Branches (non-standard stocking): Freight Collect with a Lead Time of 24 Hours

Drop ship to Grainger customer: Freight Collect with a Lead Time of 24 Hours

6.3	Grainger Sourcing

Title and Risk of Loss: FOB Destination

Drop ship to Grainger customer: Freight Collect with a Lead Time of 24 Hours for in-stock Product and Varies-Per Quote for special ordered Product.

7	SUPPLIER PERFORMANCE

a. Supplier must meet or exceed the minimum performance metrics set forth at www.supplierconnect.com. Grainger requires its Suppliers to act honestly and ethically, and avoid the appearance of impropriety. Grainger will not do business with Suppliers that do not comply with these expectations.

b. Grainger employees are prohibited by Business Conduct Guidelines and other policies from requesting or accepting any offer of financial or other benefits, gifts, samples or any other inducement from Suppliers, and Suppliers are prohibited from offering such benefits, gifts, samples or inducements to Grainger employees.

c. Upon request by Grainger, Supplier shall provide written assurances of continued performance consistent with this Agreement, including without limitation, financial statements and information as may be requested by Grainger.

8	MARKETING FUNDING and COST OF GOODS

Supplier shall provide marketing funding ("Marketing Funding") to support Grainger's marketing programs for Grainger, Parts, Grainger Sourcing at an amount of SupplierOF.MF Percent % of cost of goods sold. Grainger cost of goods sold ("COGS") is defined as the quantity of Products sold by Grainger to customers during a stated marketing funding term, multiplied by Supplier invoiced Product Cost to Grainger, less Grainger customer Product returns and applicable customer specific cost support provided by Supplier to Grainger. Grainger will determine the COGS amount and issue a Debit memo ("Debit Memo") for Marketing Funding, Quarterly within Forty-Five (45) Days after the end of each quarter.

9	REBATES

Not Applicable

10	PRODUCT WARRANTY

Supplier’s standard published warranty as contained on the attached Exhibit B, will be passed through and assigned to Grainger’s customers on the date of a Grainger customer Product purchase. Supplier shall accept all returned Product from Grainger upon Grainger’s determination of Product failures, or defects or problems in the design, materials, quality, manufacture or workmanship with respect to the Product ("Product Failure"). In addition Supplier shall also:

a. Provide Full Cost reimbursement for all Product Failures, 100% for Grainger, 100% for Parts Company, and 100% for FindMRO Grainger Sourcing, including for all Products returned from customers for "IN" warranty Product Failures. Full Cost ("Full Cost") means the Product Cost plus shipping and related costs. This shall include 100% reimbursement of Product Cost for no charge parts sent to customers, and for Products that are returned to Supplier and/or scrapped by Grainger.

b. The Full Cost reimbursement required by paragraph 10(a) shall be in the form of a Debit Memo issued Quarterly by Grainger which shall exclude Products with a disposition of being repairable.

10.1	PRODUCT DISPOSITION

A Product is "IN" warranty within one year of a Grainger customer purchase and is "OUT" of warranty after one year of a Grainger customer purchase. Individual disposition codes for each Product are shown below:

10.1.1	"IN" DISPOSITION: Scrap (0)

Scrapping of Products is allowed based at the Vendor (All Products) level.

10.1.2	"OUT" DISPOSITION: Advise No Adjustment (9)

Products where we will advise no adjustment or action will be taken are at the Vendor (All Products) level.

10.1.3	Grainger Sourcing Disposition:

The quotation from Supplier will contain specific information for Product disposition of a sourced Product.

11   PRODUCT RETURNS FOR EXCESS, REPLACEMENT, DISCONTINUED INVENTORY, AND OTHER PRODUCT RETURNS

11.1	Excess Inventory

Grainger reserves the right to review its inventory position and return Product to Supplier for Product Cost reimbursement, without penalties or restocking fees.

11.2	Product Discontinued by Supplier and Replacement Products

Supplier shall provide ninety (90) days prior written notice in the event it discontinues a Product ("Discontinued Product"). In the event that Supplier substitutes a Discontinued Product with a replacement Product using the same manufacturer’s model number as the Discontinued Product, and Grainger accepts such replacement Product in writing, then within sixty (60) days of such written notice of acceptance by Grainger, Supplier shall ship such replacement Product to a Grainger facility. Grainger shall have the option to return any Discontinued Product to Supplier for Full Cost reimbursement, including all of Grainger’s reasonable verified costs of implementing returns, without penalties or restocking fees, within one hundred twenty (120) days from either the date of receipt of replacement Product or its notice to Supplier that it will not accept replacement Product, or if there is no replacement Product, within one hundred twenty (120) days from the date Grainger receives written notice of discontinuance.

11.3	Other Products that may be returned by Grainger

Grainger shall have the right to return Product to Supplier for Full Cost reimbursement, including all of Grainger’s reasonable verified costs of implementing returns, without penalties or restocking fees, as specified in paragraphs 12, 13, 18(a), 23 and 24 hereafter.

11.4	Process for Returns

To facilitate returns pursuant to paragraphs 11.1, 11.2 and 11.3 (collectively, "Returns"), Grainger will advise Supplier, in advance, of the quantity and value of Product being returned, request a return goods authorization ("RGA") from Supplier, Grainger will pay the freight to ship Returns and coordinate shipments to Supplier. Except with respect to Returns made by Grainger pursuant to paragraph 11.1, Supplier will pay all of Grainger’s reasonable verified costs of implementing Returns, including freight charges. In addition, with respect to Returns pursuant to paragraph 12, Supplier will also pay for all administrative and labor expenses, and handling and other fees associated with such Returns. Supplier will promptly issue RGAs when requested and will promptly handle Returns, and Grainger will issue a Debit Memo to Supplier within Thirty (30) Days of Supplier’s receipt of any Product that has been returned. In the event of a Termination in accordance with paragraph 23, if the amount owed by Supplier to Grainger for Returns exceeds the amount then owed by Grainger to Supplier, Supplier shall promptly issue a Check to Grainger in the amount of such excess within One Hundred Eighty (180) Days of the issuance of a written notice of Termination.

12	STOP SALES, RECALLS AND CORRECTIVE ACTIONS

Supplier shall immediately notify Grainger, in writing, of any potential or actual stop sale, Product recall, corrective action, Product or quality control action or retrofit, or regulatory action involving a Product sold by Supplier to Grainger ("Product Regulatory Action"). If requested by Grainger, Supplier shall, at Supplier’s expense, immediately notify all Grainger customers who, according to Grainger’s records, have received Products subject to a Product Regulatory Action. Grainger shall have the right to return to Supplier all of Grainger’s inventory of Products subject to a Product Regulatory Action in accordance with paragraph 11.4.

At its election, Grainger may issue a Debit Memo to or otherwise be reimbursed by Supplier for reasonably verified business interruption costs relating to a Product Regulatory Action, including those that resulted in Grainger being unable to sell affected Products in a particular jurisdiction as a result of a Product Regulatory Action. Such reimbursable costs include but are not limited to reasonable costs associated with the identification and notification of customers, and the processing of a Product Regulatory Action (including labor and materials for the repair and replacement of Products, freight and handling charges, customer service, administration, etc.). Such reimbursement excludes lost profits and/or lost business opportunities.

13	INSURANCE AND INDEMNITY

13.1	Insurance

Supplier will provide Product Liability Insurance to cover all Products sold to Grainger in accordance with all requirements set forth at www.supplierconnect.com. Grainger considers evidence of Product Liability Insurance to be a copy of an Acord Certificate of Insurance and a copy of the Additional Insured Vendors Endorsement (Form CG 20 15 11 88) issued by Supplier’s insurance company or broker. Grainger requires that Supplier provide proof of insurance before or upon execution of this Agreement and annually thereafter as Supplier’s Product Liability Insurance renews.

13.2	Indemnity

Supplier shall protect, defend, indemnify, assume any liability, save and hold harmless Grainger, its agents, customers, officers, directors, employees, insurers, and its successors and assigns, from and against any allegations, claims, demands, lawsuits, liabilities, penalties, losses, damages, charges, settlements, judgments, costs and expenses (including attorneys’ and experts’ fees), which may be incurred by or asserted against Grainger ("Liabilities") relating to any Product or service provided to Grainger at any time, including but not limited to all Liabilities arising out of, or allegedly based on: (i) any alleged Product defect or product liability claim, including but not limited to improper or insufficient Product labeling, failure to warn or failure to label; (ii) any breach of warranty or representation (express or implied) or misrepresentation; (iii) the Supplier’s Product literature, including operating instructions parts manuals ("OIPM"); (iv) any Product Regulatory Action; (v) any actual or alleged violation with respect to any international, federal, state or local treaty, law (including common law), statute, ordinance, administrative order, rule, regulation or regulatory proposition, enactment or resolution ("Laws"); (vi) any claim of patent, trademark, copyright or trade dress infringement or any other violation of a third party’s proprietary or contract rights; (vii) Supplier’s joint marketing or training activities with Grainger; or (viii) any breach of any of Supplier’s certifications, warranties, representations and obligations under this Agreement.

If a Supplier is providing "Aircraft Products" to Grainger, Supplier shall be responsible for notifying its insurer of the existence of its contractual obligation to indemnify Grainger, and ensure that all necessary steps are taken to insure this indemnification obligation under Supplier’s applicable insurance policy(s). If Supplier’s insurer rejects this indemnification obligation, Supplier must immediately provide notification of such rejection to Grainger, and Grainger shall have the right to cancel any unfilled Purchase Orders for Aircraft Products and to return to Supplier, in accordance with paragraph 11.4, any Aircraft Products in Grainger’s inventory.

14	LIMITATION OF LIABILITY

Except as otherwise provided in this Agreement, neither Supplier nor Grainger will be liable to each other for any indirect, consequential, exemplary or punitive damages, including lost profits, whether in tort, contract, strict liability, or under any other legal theory at law or in equity.

15	PRODUCT INFORMATION, DATA APPROVAL AND ANNUAL CERTIFICATION

Upon the execution of this Agreement, and on a continuing basis thereafter upon Grainger’s request, Supplier shall provide to Grainger current, complete and accurate data and information for all Products, including but not limited to regulatory compliance information, Product sale restrictions, country of origin information, catalog content information, competitor cross-reference data, and other information relating to paragraphs 18-20 ("Product Information"). Supplier shall annually or upon other request, review and promptly approve and certify to the accuracy of Product Information and data provided to Grainger. Further, Supplier shall promptly provide Grainger with any revised Product Information prior to changes or requirements becoming applicable that affect or prohibit Grainger from selling, storing or shipping Product.

16	PRODUCT INFORMATION, DATA RIGHTS AND SUPPLIER MARKS

Supplier grants to Grainger a non-exclusive irrevocable, worldwide, royalty-free right to use Product Information and data provided by Supplier, including but not limited to, manuals, applications, safety information and cross reference data, in connection with Grainger’s business. This right includes, but is not limited to, the right to use, copy, publish, sell, transfer, distribute, and prepare derivative works containing or translations of Product Information by any method and in any media. These rights may be exercised by Grainger effective with the date of this Agreement (or previously if granted prior hereto).

Supplier grants to Grainger a non-exclusive, irrevocable, worldwide, royalty-free right to use Supplier trademarks, logos, service marks, trade names, copyrighted material, internet key words, and domain names ("Supplier Marks") in connection with Grainger’s business, including in Grainger catalogs, web sites, and other electronic and paper media. This right includes, but is not limited to, the right to use, copy, sell, publish, transfer, distribute, and prepare derivative works containing or translations of Supplier Marks by any method and in any media; and to use Supplier Marks with any promotional, sales or marketing materials, documentation or information. These rights may be exercised by Grainger effective with the date of this Agreement (or previously if granted prior hereto).

17	PRIVATE LABEL MATERIALS AND GRAINGER MARKS

If Supplier is manufacturing private label products for Grainger ("Private Label Products"), and using Grainger trademarks in connection therewith ("Grainger Marks"), it will execute a trademark license in a form provided by Grainger. Grainger hereby further grants Supplier a revocable, non-exclusive, non-transferable, royalty-free license to use, during the term of this Agreement, Product Information, specifications, ideas, know-how, molds, tooling, manuals, OIPM’s, literature, and other materials ("Private Label Materials") solely for the purpose of manufacturing such Private Label Products for Grainger. Supplier acknowledges that Grainger paid for, provided, or authorized the use of Grainger Marks and Private Label Materials in the manufacture of Private Label Products, and that such Private Label Materials are owned by Grainger. Private Label Materials are confidential and proprietary and shall be used solely for the manufacture of Private Label Products for Grainger, and shall be returned to Grainger without fee promptly upon request.

Upon reasonable notice by Grainger, Supplier shall make Grainger Private Label Materials available for inspection by Grainger. Stock numbers and stock keeping unit numbers (collectively "SKUs") used by Grainger ("Grainger SKUs") are Grainger proprietary information, and may be reassigned and reused at Grainger’s sole discretion.

18   COMPLIANCE WITH LAWS, HAZARDOUS PRODUCT LABELING AND REGULATORY COMPLIANCE

a. Supplier certifies, represents and warrants as of the execution date of this Agreement and on a continuing basis thereafter that its Products and the sale, design, manufacture, and labeling of its Products are and shall be in compliance with all Laws, including Environmental Laws as defined below. Supplier shall furnish upon request all information evidencing compliance with Laws and Environmental Laws. Environmental Laws are laws pertaining to the environment, and the toxic or hazardous nature of Products or their constituents; including but not limited to the Toxic Substance Control Act, the Occupational Safety and Health Act ("OSHA"), the Hazard Communication Standard, the Federal Hazardous Substances Act, California Proposition 65, REACH, Restriction of Hazardous Substances Directive ( "RoHS" regulations ) and any other environmental, toxic or hazardous product compliance obligation (collectively, "Environmental Laws").

Supplier shall inform Grainger in writing no less than sixty days (60) days prior to a Product Regulatory Action or any modification of Laws or Environmental Laws that restrict or prohibit Grainger from selling or transporting Products. If such Product Regulatory Action or modification prohibits the sale of Products, Grainger shall have the return rights set forth in paragraph 12.

Supplier shall inform Grainger no less than sixty (60) days prior to any shipment to Grainger or its customers of reformulated Product. Grainger shall have the right to elect whether to accept reformulated Product, and shall notify Supplier accordingly. If Grainger accepts reformulated Product, Supplier shall, when such Products are shipped, identify all Product reformulations with separate batch, product number or lot numbers.

Supplier certifies, represents and warrants as of the execution date of this Agreement and on a continuing basis thereafter that Products do not and will not contain asbestos, and do not and will not contain mercury or other chemicals or heavy metals in excess of amounts permitted by Law. If Supplier supplies Grainger hazardous materials as defined by Environmental Laws, including the provisions promulgated by the Federal Department of Transportation, Supplier shall warn, label and ship such hazardous materials in accordance with Environmental Laws.

Upon shipment and on an ongoing basis, Supplier shall provide Grainger with current OSHA Material Safety Data Sheets and all other information needed to comply with applicable Environmental Laws.

b. Supplier may be subject to a number of federal regulations incorporated into Grainger's federal prime contracts. Supplier shall comply with the following federal regulations, to the extent applicable: 52.203-13, (Contractor Code of Business Ethics and Conduct); 52.203-15 (Whistleblower Protections under the ARRA), 52.212-5 (d) (1) (Comptroller General Examination of Record) (i) 52.219-8 (Utilization of Small Business Concerns); (ii) 52.222-26 (Equal Opportunity); (iii) 52.222-35 (Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans); (iv) 52.222-36 (Affirmative Action for Workers with Disabilities); (v) 52.222-39 (Notification of Employee Rights Concerning Payment of Union Dues or Fees); (vi) 52.222-41 (Service Contract Act of 1965); (vii) 52.222-50, (Combating Trafficking in Persons); (viii) 52.222-51 (Exemption from Application of the Service Contract Act to Contracts for Maintenance, Calibration, or Repair of Certain Equipment-Requirements); (ix) 52.222-53 (Exemption from Application of the Service Contract Act to Contracts for Certain Services-Requirements); 52.222-54, (Employment Eligibility Verification); 52.226-6 (Promoting Excess Food Donation to Nonprofit Organizations); (x) 52.247-64 (Preference for Privately Owned U.S.-Flag Commercial Vessels); and (xi) 52.203-13 (Contractor Code of Business Ethics and Conduct).

c. Supplier shall comply with applicable Consumer Product Safety Commission regulations including providing certificates of conformity as required by the Consumer Product Safety Improvement Act of 2008.

19	SUSTAINABILITY INITIATIVES

Supplier shall, upon Grainger’s request, promptly inform Grainger whether it has implemented "green" manufacturing practices and/or obtained "green" or other environmental certifications from a verified third party standards certification organization or other applicable body. In doing so, Supplier shall provide Grainger information and substantiation for such certifications, and shall execute certifications upon Grainger’s request. Such information shall include specifically which Products, manufacturing sites or facilities are included in such certifications. Further, Supplier grants Grainger the right to feature Supplier's Products that have been granted such certifications in its catalogs, marketing materials and other Product Information, including the right to use any such logo associated with the certifications. Supplier shall promptly update Grainger in writing on an ongoing basis of changes in its "green" Products and manufacturing status.

20	COUNTRY OF ORIGIN, NAFTA AND OTHER TARIFF TERMS

Supplier certifies, represents and warrants as of the execution date of this Agreement and on a continuing basis thereafter that all country of origin labeling, identification, certifications, and Product Information is and will be current and accurate. Supplier shall comply with all applicable trade Laws, including but not limited to the Buy America Act and Trade Agreements Acts. Supplier shall mark all Products and/or packaging with correct country of origin markings, and provide accurate Export Commodity Control Numbers ("ECCNs") and US Census Bureau Schedule B Harmonized Tariff codes in conformity with all applicable trade Laws, including but not limited to the Buy America Act and Trade Agreements Acts.

If Products qualify for preferential treatment under the North American Free Trade Agreement ("NAFTA"), Supplier shall provide a properly completed and signed NAFTA certificate of origin. If Products do not qualify for preferential treatment under NAFTA, Supplier shall provide the correct country of origin or where the last substantial transformation occurred.

Supplier shall update and notify Grainger on a timely and continuing basis of changes in country of origin, NAFTA information, harmonized tariff codes, ECCNs and Product Information. Supplier shall cooperate promptly with all information requests and solicitations for Product Information required under this paragraph.

If Supplier does not comply with the provisions of this paragraph 20, Supplier’s Products will not be available for export or sale under government contracts.

21	REQUIREMENTS FOR MEXICO

All Product Information, instruction manuals, usage information, warnings or labels shall be provided in Spanish. Supplier agrees to provide all materials required under this paragraph within thirty (30) days after execution of this Agreement. All technical information, including weights and measures accompanying the Product, will be in U.S. and metric measure. The Products, Product labels, packaging, manuals, Product Information and all documentation shall comply with the laws of Mexico.

22	WORLDWIDE EXPORT RIGHTS

Supplier grants Grainger non-exclusive worldwide rights for the advertising, sale, and export of all of Supplier’s Products from any Grainger location.

23	TERMINATION AND PRODUCT DISCONTINUANCE RIGHTS AND OBLIGATIONS

23.1	Termination

Subject to any continuing obligations of this Agreement, this Agreement may be terminated without cause by Grainger or Supplier upon written notice (in accordance with paragraph 26.b) to the other party at least Ninety (90) Days ("Termination"). In the event of a Termination by either Grainger or Supplier, Grainger shall have the right to return any and all Product held by Grainger in accordance with the provisions of paragraph 11.4.

23.2	Discontinuance of Sale of Products by Supplier

Supplier has the right to discontinue the sale of any Products to Grainger ("Product Discontinuance") without cause upon at least Ninety (90) Days prior written notice (in accordance with paragraph 26.b). In the event of such Product Discontinuance, Grainger may return such discontinued Product in accordance with paragraph 11.4.

23.3	Cessation of Purchase of Products by Grainger

Grainger has the right to cease purchasing any Products without cause at any time without notice ("Cessation of Purchasing"). Upon Cessation of Purchasing of any Product, Grainger may return any of such Products in accordance with paragraph 11.4.

23.4	Private Label Products

In the event of Termination, Product Discontinuance of Private Label Product, or Cessation of Purchasing of Private Label Product, Grainger may elect to purchase at cost from Supplier any or all Private Label Product name plates, OIPMs, cartons, literature, dies, and other Private Label Materials. If Grainger does not elect to purchase or request the return of all such Private Label Materials, then Supplier shall certify in writing to Grainger within sixty (60) days of such Termination, discontinuance, or cessation that it has destroyed such Private Label Materials, and will not otherwise use, resell or modify any Private Label Products.

24   SURVIVAL AND OTHER CONTINUING OBLIGATIONS OF SUPPLIER UPON TERMINATION, PRODUCT DISCONTINUANCE, OR CESSATION OF PURCHASING

The provisions of paragraphs 3b, 7-14, 16-18, and 22-29, and the attached Exhibits shall survive the Termination of this Agreement indefinitely, unless a specific time period is otherwise specified. In addition, the following continuing obligations of Supplier are triggered upon Termination, Product Discontinuance, or Cessation of Purchasing.

a. Continue to pay any Rebates, Marketing Funds, Product Failure and Product Warranty Return reimbursement costs ("Funds") to Grainger for all Products purchased by Grainger. In the case of Termination of this Agreement, all Funds then due and payable shall be paid within thirty (30) days of the Termination date.

b. Continue to ship all Products necessary to fill orders received by Grainger at Grainger’s Product Cost in connection with the current edition of Grainger catalogs in effect at the time of Termination, Product Discontinuance, or Cessation of Purchasing.

c. Allow Grainger sufficient advance lead-time to omit Supplier’s Products from Grainger’s subsequent catalogs and web sites.

d. Notify Grainger immediately regarding any potential or actual stop sales, Product recalls, changes in Laws or Product Regulatory Action(s) affecting Products (including Discontinued Products) sold by Supplier to Grainger for a period of five (5) years from date of last shipment.

e. Continue to support Grainger replacement parts requirements for all Products (if applicable) for a period of three (3) years for national branded items and five (5) years for Private Label Products, in each case, such period to begin on the date of Termination, Product Discontinuance, or Cessation of Purchasing, as the case may be.

f. Allow Grainger to continue to display, promote, and offer for sale Products in Grainger catalogs, web sites, and other media; and continue to use Supplier’s Marks in such efforts, using Grainger SKU and/or similar SKU numbers until the last to occur of the following: (i) Product inventory being exhausted; (ii) the most recent edition of Grainger’s catalogs expiring; or (iii) Termination.

g. Maintain the insurance prescribed in paragraph 13.1 for a period of five years following Termination of this Agreement.

h. Except as necessary to fill current orders, Supplier shall immediately and permanently cease manufacturing Private Label Products or using any Private Label Materials of Grainger Marks.

25	RIGHT OF INSPECTION

Upon reasonable notice to Supplier, during this Agreement and for three (3) years following the expiration or Termination of this Agreement, Grainger or its designee, upon prior written notice and at Grainger’s expense, shall have the right to inspect, copy and review, Supplier’s books, records, sales reports, and other documentation, including any in electronic form at a location designated by Supplier in order to (i) confirm that the Product Cost charged to Grainger was based on Supplier’s standard published price less agreed upon discounts; (ii) confirm that Supplier performance is consistent with the Agreement; and (iii) confirm compliance with Supplier performance metrics stated in paragraph 7. If an inspection reveals an error, an appropriate credit or payment by Supplier or Grainger will be made within thirty (30) days after identification of the error.

26	ASSIGNMENT AND NOTICES

a. Neither party will assign (by operation of law or otherwise) subcontract, or delegate any rights or obligations contained in this Agreement without the other party's prior written consent, which consent will not be unreasonably withheld. In the event of Supplier’s change of name, change of ownership, sale of substantially all assets, merger or acquisition or other disposition in whole or in part, including the filing by or against Supplier of any bankruptcy proceeding, Supplier shall promptly notify Grainger in writing of such changes, actions and proceedings.

b. All notices shall be in writing and sent via certified mail or by internationally recognized air courier service, to the attention of the Product Category Director with whom the relationship is based. Such notice(s) shall be effective upon confirmed receipt of the notice.

27	CONFIDENTIALITY

Each party is governed by the Terms of Registration and Access, which is executed in connection with Supplier’s initial registration at www.supplierconnect.com, and by the following terms and conditions of confidentiality:

a. Each party agrees that all information, data, ideas, strategies, pricing, Grainger Private Label Materials, Grainger customer or end-user purchase information, Product Information and Product Cost information, data, and any other documentation, or other information in any format, acquired from, developed by, or conveyed to either party in connection with this Agreement ("Confidential Information") is confidential, proprietary and valuable, and will be held in strict confidence. Access to such Confidential Information shall be limited solely to agents, employees or representatives who have a strict need to know such Confidential Information, and who are subject to confidentiality obligations or agreements with their principal or employer. Such Confidential Information shall not otherwise be disclosed or used by the receiving party or its agents, employees, or representatives without the prior written permission of the providing party of the Confidential Information except as may be required by law, legal process. or stock exchange requirement.

b. Confidential Information does not include any Confidential Information which (i) is independently developed by the receiving party; (ii) is approved for release by the providing party; or (iii) is, or becomes, publicly known through no wrongful act of the receiving party; provided however that no Confidential Information shall be disclosed pursuant to subpoena or similar request without prior written notice to the providing party of such Confidential Information where such prior notice is not prohibited by law.

c. Except as set forth herein, the obligations in this paragraph 27 shall survive the Termination of this Agreement for three (3) years after the effective date of such Termination, and in the event of such notice, the receiving party, upon request, shall return all Confidential Information to the providing party. The parties further agree that the existence and contents of this Agreement are highly confidential and shall not be disclosed by either party, without limitation, in any press release or publicity story, without the prior written consent of the other party.

28	OTHER AGREEMENTS

Notwithstanding other provisions herein, if Supplier or any of its divisions, subsidiaries, or affiliates is a party to any other agreement ("Other Agreement") with Grainger or any of its divisions, subsidiaries or affiliates, Grainger, may in writing at its option and from time to time: (i) deem that purchases of services or Products and related rights and remedies under such Other Agreement made at any time before, on, or after the date of this Agreement shall become subject to the terms of this Agreement, in lieu of the Other Agreement; and the Other Agreement shall thereupon be terminated; or (ii) such Other Agreement shall then be deemed amended to include the same Products and services sold by Supplier to all Grainger entities under the same terms as this Agreement. For purposes of this paragraph, an Other Agreement is deemed to include any purchases or sales of Products which are not under a written agreement, whether based on purchase orders, terms of sales on Grainger websites or otherwise.

29	ENTIRE AGREEMENT, SEVERABILITY

This Agreement, together with the attached Exhibits, all information submitted as part of a line review process, including responses to a Request for Proposal ("RFP"), and those documents and websites referred to herein are incorporated herein by reference (as modified from time to time) constitutes the entire understanding of the parties and supersede all other prior or contemporaneous understandings of the parties with respect to the subject matter hereof. This Agreement may not be altered without the written agreement of the parties; provided, however, that Supplier acknowledges and agrees that Grainger may make changes to the Supplier Handbook, or www.supplierconnect.com or other designated portal, if any, and that Supplier’s acceptance of Purchase Orders following such changes constitutes Supplier’s agreement to any such changes. To the extent that the provisions of www.supplierconnect.com, Purchase Order Terms, and RFP responses are inconsistent with the language of this Agreement or each other, the language of this Agreement shall control first, then www.supplierconnect.com, then the Purchase Order Terms, and then the RFP responses. If any term or provision of this Agreement is held or deemed to be unenforceable, the remaining terms and provisions shall not be affected thereby and shall continue to be enforceable.

Each person signing this Agreement is duly authorized to bind OxySure Systems, Inc. to the terms and conditions contained herein. IN WITNESS WHEREOF, the parties have executed this Agreement by its authorized representatives as of the date set forth above in paragraph 2.

W.W. Grainger, Inc., for and on behalf of itself, and its current and future subsidiaries, divisions and affiliates		OxySure Systems, Inc.

Legal Entity:	Grainger Industrial Supply,
	a division of W.W. Grainger Inc.	Legal Entity:	OxySure Systems, Inc.
By (Signature):	/s/ Jason Massey	By (Signature):	/s/ Julian T. Ross
Printed:	Jason Massey	Printed:	Julian T. Ross
Title as:	APM	Title as:	CEO
Date:	12/13/11	Date:	9 December 2011

EXHIBIT A

CONFIDENTIAL TREATMENT REQUESTED

OxySure® Model 615 (Portable Emergency Oxygen System)

Limited Warranty information

October 2011

© OxySure® Systems, Inc. All Rights Reserved Worldwide.

Disposable Cartridge: The OxySure® quality limited warranty lasts for 2 years in the case of the disposable cartridge or until it is used, whichever happens sooner.

Reusable Housing: The OxySure® quality limited warranty lasts for 3 years in the case of the reusable housing or 25 uses, whichever happens first.

What will OxySure® do to correct the problem?

OxySureR will examine the product and decide, at its sole discretion, if it’s covered under this limited warranty. OxySure® will then, at its sole discretion, either repair the defective product or replace it with the same or a comparable product. In these cases, OxySure® will pay for the cost of replacements, repairs, spare parts, labor and shipping costs, if and where applicable. This does not apply to any repair work or replacement not expressly authorized by OxySure® in writing. Replacement parts, if any, become the property of OxySure®. If the item is no longer sold by OxySure®, OxySure® will provide an appropriate replacement. It is OxySure® that, in its sole discretion, determines what constitutes an appropriate replacement. THIS REMEDY SHALL BE YOUR SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY.

Conditions for Limited Warranties:

The limited warranties are valid from original date of acceptance by the end user of the product. The original purchase receipt or purchase order, together with proof of payment (if applicable) is required as proof of purchase.

The limited warranties do not apply to normal wear and tear of products or to products that have been stored or shipped incorrectly, including storage or shipment under environmental conditions outside of those conditions specified by OxySure®. Furthermore, the limited warranties do not apply to products that have been used inappropriately, abused, misused, altered, or cleaned with incorrect cleaning methods or incorrect cleaning products. The limited warranties do not cover normal wear and tear, cuts or scratches, or damage caused by impacts or accidents. The limited warranties do not cover defects in appearance, cosmetic, decorative items or any non-operative parts. The limited warranties do not apply if the product serial number has been removed, defaced or altered. Further, the limited warranties are not applicable if the products have been stored outdoors or in humid environments, or if the products have been otherwise not stored at room temperature.

Warranty coverage terminates if the original purchaser sells or otherwise transfers the product, unless the original purchaser is an authorized distributor of OxySure® products; in such event, coverage is transferred to the original customer of such distributor (the “end user”). Warranty coverage also terminates if the end user sells or otherwise transfers the product. No OxySure® reseller, agent, or employee is authorized to make any modification, extension, or addition to this warranty.

Some states and provinces do not allow the limitation or exclusion of incidental or consequential damage, so this limitation may not apply to you.

Care instructions:

To be able to claim the limited warranty you need to follow the specific instructions for the products, including, but not limited to, the “Instructions for Use”.

How country, provincial and state law applies:

This limited warranty gives you specific legal rights, and you may also have other rights that vary from country to country, state to state or province to province.

Procedure for Claims Under Limited Warranties:

No product may be returned directly to OxySure® without first contacting OxySure® for a Return Material Authorization ("RMA") number. If it is determined that the product may be defective, you will be given an RMA number and instructions for product return. An unauthorized return, i.e. one for which an RMA number has not been issued, may be returned to you at your expense. Authorized returns are to be shipped prepaid and insured to the address on the RMA in an approved shipping container. Your original box and packaging materials should be kept for storing or shipping your product. To obtain warranty service, an original purchase receipt or purchase order, together with proof of payment (if applicable) is required as proof of purchase. OxySure® retains the exclusive right to either repair or replace the unit at its sole discretion.

Please complete these two easy steps:

  STEP 1: Contact OxySure® Customer Service to receive a RMA number.

Call or e-mail OxySure® Customer Service to describe the problem you are experiencing and request a RMA number. You will need to provide the product’s serial number (if applicable), your return shipping address, and a daytime telephone number.

Phone: 1-888-7OXY-SURE

E-mail: service@oxysure.com

  STEP 2: Ship the unit, along with the RMA number, to OxySure®.

Once you have received the RMA number, securely package the product and ship it (insured) to the following address:

OxySure Systems, Inc.

Attn: Customer Service

10880 John W. Elliott Road, Suite 600

Frisco, Texas 75033 USA

RMA Number: (insert your RMA number here - see above)

GRAINGER PURCHASE ORDER TERMS AND CONDITIONS

PAGES 1-6

CONFIDENTIAL TREATMENT REQUESTED